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                                                                  EXHIBIT (8)(h)

                            INVESTMENT SERVICES AGREEMENT
                            -----------------------------


              THIS INVESTMENT SERVICES AGREEMENT ("Agreement"), dated and effective as of November 28, 1995 between ANNUITY INVESTORS LIFE INSURANCE COMPANY, an Ohio corporation ("Company"), and AMERICAN ANNUITY GROUP, INC., a Delaware corporation ("American").

              WHEREAS, Company seeks to obtain information and advice with respect to the investment of its assets; and

              WHEREAS, American, utilizing its own employees along with services provided by its affiliate, American Money Management ("AMM"), is willing and able to supply such investment services pursuant to the terms and conditions set forth below;

              NOW, THEREFORE, for the consideration herein stated, the parties agree as follows:


     1.       INVESTMENT SERVICES.

              1       American shall furnish investment services to Company,
     which services shall include the following:

                      .1       to counsel and advise Company in connection with
     the formulation of investment programs and strategies designed to accomplish Company's investment objectives; and

                      .2       to manage the investment of Company's portfolios
     of Invested Assets (as later defined) in accordance with investment policies, objectives, directions and guidelines established by Company, as set forth in Section 1.3 below, and, in connection therewith, to have full discretion and authority, without prior consultation or prior approval, to buy, sell and otherwise trade in stocks, bonds and other securities or assets and take such other actions which American shall deem requisite, appropriate or advisable.

              2       Custody and control of the securities and all other
     assets comprising Company's investment portfolio shall at all times be subject to the direction and control of Company, acting through its Board of Directors or an appropriate committee thereof. All purchases and sales of securities shall be in the name of Company, and all certificates or other instruments representing its investments shall be held by Company or in accounts at depository institutions designated by Company or in book form where appropriate. Such securities will be held in accounts segregated from those of American or its affiliates.

              3       American agrees that the investment services it furnishes
     will be in accordance with the general, investment policies, objectives and guidelines (collectively, "Guidelines") submitted by American to
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     Company and approved by the Board of Directors of Company or an appropriate committee of the Board of Directors of Company.

              4       The Company shall at all times keep American fully
     informed as to the funds available, or to become available, for investment, and generally as to its financial condition. The Company shall furnish American with copies of financial statements and with other information with regard to its affairs, as American may from time to time request.

              5       Notwithstanding Section .1 above, American shall not
     (i) invest any of the Invested Assets in securities of American or any of its affiliates or any entity controlled by any of them, (ii) cause Company to purchase any securities from, or sell any securities to, American or any of its affiliates or any entity controlled by any of them or (iii) invest any of such Invested Assets in any investment opportunity which was previously made available to and declined by American, in each case without first obtaining the approval of the Board of Directors of the Company or a appropriate Committee thereof.

              6       For purposes of this Agreement, "Invested Assets" shall
     mean bonds, stocks (common and preferred), short term investments and similar invested assets carried on the Company's statutory convention statements on Schedules BA, DA and D as admitted assets as permitted by applicable law.


     2.       PURCHASE AND SALE OF SECURITIES.

              American shall place all orders for the purchase and sale of portfolio securities for Company accounts with brokers or dealers selected by American and shall seek to execute portfolio transactions on terms which are advantageous to Company in selecting brokers or dealers to execute transactions. American shall not be obligated to solicit competitive bids or seek the lowest available commission cost.


     3.       OTHER SERVICES; REPORTS AND RECORDS.

              1       American shall maintain adequate records relating to the
     furnishing of investment services under this Agreement, including those with respect to the acquisition and disposition of securities, and shall provide Company with all reports and documentation necessary for proper accounting and regulatory reporting. American shall provide to Company such oral or written reports as to its services provided under this Agreement as Company shall reasonably require.

              2       All records maintained pursuant to this Agreement shall
     be deemed the property of Company and shall be subject to examination by Company and by persons authorized by it, or by governmental authorities, at all times upon reasonable notice. Except as expressly authorized in this Agreement or directed by Company in writing, American shall keep

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     confidential such records and other information obtained by reason of this
     Agreement. Upon termination of this Agreement, American shall promptly return all such records to Company.


     4.       INVESTMENT FEES; EXPENSES.

              1       In full compensation and consideration for the
     performance of its obligations hereunder, Company shall pay to American an annual fee equal to .15% of the statutory carrying value of Invested Assets. The fee paid by the Company shall not in any case exceed the actual cost of the services provided by American. In addition, American shall be entitled to reimbursement for the reasonable fees and expenses of its outside legal counsel for necessary legal services rendered to American in connection with the performance of its obligations hereunder. All such fees and expenses shall be paid by Company. Payments due hereunder shall be computed by American and paid by Company on a quarterly basis measured as of the end of the preceding calendar quarter based on the statutory carrying value of Invested Assets at such date. The quarterly portion of the fee shall be billed within 30 days after the end of each calendar quarter or portion thereof in which services are rendered under this Agreement and paid within 10 days after receipt of the bill.

              2       American shall furnish at its own expense necessary
     executive and other personnel for providing investment services to Company hereunder, including personnel to perform clerical, bookkeeping, accounting and other office functions. Company shall be responsible for the expenses of (a) brokerage commissions, issue and transfer taxes and other costs in connection with securities transactions to which Company is a party, including any portion of such commissions attributable to research and brokerage services, (b) taxes payable by Company to federal, state and other governmental agencies, and (c) custodial fees and expenses.


     5.       NON-EXCLUSIVITY OF SERVICES.

              The services of American to be provided hereunder are not to be deemed exclusive and American shall be free to provide similar services for its own account and the accounts of other affiliates, provided that such services do not materially interfere with services to be rendered hereunder.


     6.       SUBCONTRACTING.

              Company acknowledges that American intends to subcontract with American Money Management Corporation to provide a portion of the services to be rendered hereunder. The arrangement with American Money Management Corporation to provide those services shall not relieve American of any liability or responsibility hereunder and any cost or expense of obtaining such services shall be the sole responsibility of American.

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     7.       LIABILITY; INDEMNIFICATION.

              1       Neither American nor any of its directors, officers or
     employees or other persons affiliated with American shall have any liability hereunder for any act, omission, misstatement or error in judgment in the course of, or in connection with, providing investment advisory services under this Agreement, or for any losses that may be sustained from such investment advisory services. Company shall indemnify and hold harmless American and its directors, officers, employees and other affiliated persons from and against any and all liability, claims and damages arising from or in connection with providing services hereunder; provided, however, that the foregoing shall not relieve American from liability for negligence, gross negligence or willful misfeasance in providing services under this Agreement.

              2       As to all other services provided by American hereunder,
     neither American nor any of its directors, officers or employees or other persons affiliated with American shall have any liability hereunder for any act, omission, misstatement or error in judgment in the course of, or in connection with, providing such other services, or for any losses that may be sustained from such other services, and Company shall indemnify and hold harmless American and its directors, officers, employees and other affiliated persons from and against any and all liability, claims and damages arising from or in connection with providing such other services hereunder; provided, however, that the foregoing shall not relieve American from liability for negligence, gross negligence or willful misfeasance in providing such other services.


     8.       TERMINATION; RENEGOTIATION.

              1       This Agreement shall remain in effect until terminated by
     any party thereto at any time upon ninety (90) days written notice to the other party's normal business address. Upon termination of this Agreement, Company shall pay pro rata any investment fees due for any portion of a calendar quarter within ten (10) days following the date of termination.

              2       This Agreement shall be subject to renegotiations upon
     the request of either party at the end of each three (3) year period during which this Agreement continues in effect. The party requesting renegotiation shall provide written notice thereof to the other party's normal business address during the thirty (30) day period preceding the end of any three (3) year period. If such renegotiations result in an Agreement which is unsatisfactory to Company, it shall be entitled to terminate this Agreement in accordance with the terms hereof.






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     9.       NOTICES.

              Notices or other writings given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to the party at its address listed below in person or by telex or telecopy or within two (2) days of mailing if mailed postage prepaid to such address. The addresses of the parties are:

                      Annuity Investors Life Insurance Company
                      250 East Fifth Street
                      Cincinnati, Ohio  45202
                      Attn:  General Counsel

              with a copy to:

                      American Annuity Group, Inc.
                      250 East Fifth Street
                      Cincinnati, Ohio  45202
                      Attn:  General Counsel

              Each party may change its address by giving notice as herein required.


     10.      SOLE INSTRUMENT.

              This instrument constitutes the sole and only agreement of the parties hereto relating to the subject matter hereof and correctly sets forth the rights, duties, and obligations of each party to the other as of its date.


     11.      WAIVER OR MODIFICATION.

              No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged.


     12.      GOVERNING LAW.

              This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.


     13.      ASSIGNMENT.

              No party to this Agreement shall have the right to sell, transfer, delegate, or assign this Agreement or any of its rights or duties hereunder to any person, firm or corporation at any time during the term hereof, and any proposed assignee shall acquire no rights nor be able to assume any obligations unless the written consent of the other party to this Agreement is given before such assignment or delegation takes place.

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     However, subject to this paragraph, this Agreement binds and inures to the benefit of the parties, their successors and assigns.


     14. COMPLIANCE WITH APPLICABLE LAW. This Agreement shall be performed in accordance with the requirements of the Securities Act of 1933, Securities Exchange Act of 1934, Investment Company Act of 1940, Investment Advisors Act of 1940 and the applicable rules and regulations of the Securities and Exchange Commission promulgated thereunder, to the extent that any of the foregoing are applicable to the subject matter of this Agreement.


              IN WITNESS WHEREOF, the parties have executed this Agreement as of November 28, 1995, effective for all purposes as of such date for services rendered subsequent to November 28, 1995.

                                       ANNUITY INVESTORS LIFE INSURANCE
                                         COMPANY



                                       BY:  /s/ Mark F. Muething
                                           ____________________________

                                       Title:  Senior Vice President


                                       AMERICAN ANNUITY GROUP, INC.


                                       BY:  /s/ Mark F. Muething
                                           ____________________________

                                       Title:  Senior Vice President


















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